As filed with the Securities and Exchange Commission on October 25, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CARRIZO OIL & GAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	76-0415919
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marcus G. Bolinder

Associate General Counsel

Carrizo Oil & Gas, Inc.

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gene J. Oshman

Travis J. Wofford

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.875% Redeemable Preferred Stock, par value $0.01 per share	250,000(2)	$1,000.00(3)	$250,000,000(3)	$31,125.00
Common Stock, par value $0.01 per share, to be issued as payment of dividends on Redeemable Preferred Stock	4,000,000(4)(5)	$15.12(6)	$60,480,000(6)	$7,529.76(7)
Common Stock, par value $0.01 per share, to be issued upon redemption of Redeemable Preferred Stock	—(5)	—	—	—(8)
Common Stock, par value $0.01 per share, to be issued upon exercise of warrants	2,750,000(5)(9)	$16.08(10)	$44,220,000(10)	$5,505.39
Total				$44,160.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of common stock and preferred stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.
(2)	Represents the number of shares of 8.875% redeemable preferred stock, par value $0.01 per share (the “Redeemable Preferred Stock”), that the Registrant issued in a private placement in August 2017.
(3)	The shares of the Redeemable Preferred Stock are to be offered at prices that are not presently determinable. The maximum aggregate offering price is estimated solely for the purpose of computing the amount of the registration fee based upon the liquidation preference amount per share of the Redeemable Preferred Stock being registered for resale.
(4)	Consists of 4,000,000 shares of common stock that may be issued as payment of dividends on the Redeemable Preferred Stock.
(5)	The Registrant is also registering an indeterminate number of shares of common stock that may become issuable (i) as payment of dividends on the Redeemable Preferred Stock to the extent the amount estimated for such purpose herein is inadequate, (ii) upon redemption of the Redeemable Preferred Stock and (iii) upon exercise of the Warrants (as defined below) pursuant to anti-dilution adjustments of such Warrants.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on October 24, 2017.
(7)	In reliance on and in accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant is deferring payment of the registration fee with respect to the number of shares of common stock that may become issuable as payment of dividends on the Redeemable Preferred Stock in excess of the amount registered herein.
(8)	No separate consideration will be received for the shares of common stock that may be issued upon redemption of the Redeemable Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act. In reliance on and in accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant is deferring payment of the registration fee with respect to the number of shares of common stock that may become issuable upon redemption of the Redeemable Preferred Stock in excess of the amount registered herein.
(9)	Consists of 2,750,000 shares of common stock that may be issued upon exercise of the Series A warrants that the Registrant issued to the selling shareholders in the August 2017 private placement (the “Warrants”).
(10)	Based on the exercise price of a Warrant in accordance with Rule 457(g) under the Securities Act.

Prospectus

Carrizo Oil & Gas, Inc.

250,000 Shares of 8.875% Redeemable Preferred Stock

6,750,000 Shares of Common Stock

Offered by Selling Shareholders

This prospectus covers the resale by the selling shareholders identified in this prospectus of up to an aggregate of (i) 250,000 shares of our 8.875% redeemable preferred stock, par value $0.01 per share (the “Redeemable Preferred Stock”), that we issued in a private placement in August 2017; and (ii) 6,750,000 shares of our common stock, par value $0.01 per share (our “common stock”), consisting of (a) 4,000,000 shares of common stock that may be issued as payment of dividends on the Redeemable Preferred Stock and (b) up to 2,750,000 additional shares of common stock that may be issued upon exercise of the Series A warrants that we issued in the August 2017 private placement (the “Warrants”). This prospectus also relates to an indeterminate number of shares of our common stock that may become issuable as payment of dividends on the Redeemable Preferred Stock to the extent the amount set forth above is inadequate, upon redemption of the Redeemable Preferred Stock and upon exercise of the Warrants as a result of anti-dilution adjustments.

We are not selling any shares of Redeemable Preferred Stock or common stock under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of shares of Redeemable Preferred Stock or common stock by the selling shareholders. Additionally, we will not receive any proceeds upon exercise of the Warrants.

These securities may be offered and sold by the selling shareholders from time to time in accordance with the provisions set forth under “Plan of Distribution.” The selling shareholders may offer and sell these securities to or through one or more underwriters, dealers and agents, who may receive compensation in the form of discounts, concessions or commissions, or directly to purchasers, on a continuous or delayed basis. The selling shareholders may offer and sell these securities at various times in amounts, at prices and on terms to be determined by market conditions and other factors at the time of such offerings. This prospectus describes the general terms of these securities and the general manner in which the selling shareholders will offer and sell these securities. A prospectus supplement will describe the specific manner in which the selling shareholders will offer and sell these securities and also may add, update or change information contained or incorporated by reference in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.” Our Redeemable Preferred Stock is not listed or quoted on any securities exchange.

You should consider carefully the risk factors beginning on page 1 of this prospectus and in any document we incorporate by reference before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2017.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, the selling shareholders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities that may be offered by the selling shareholders. Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, each time securities are offered by the selling shareholders pursuant to this prospectus, the selling shareholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders and the terms of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Neither we nor the selling shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus made available by us. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

Carrizo Oil & Gas, Inc.

In this prospectus and any prospectus supplement, unless indicated otherwise, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused on proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

Risk Factors

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or any prospectus supplement and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Where You Can Find More Information,” including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus or any prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to Our Redeemable Preferred Stock

An active trading market for the Redeemable Preferred Stock might not develop.

The Redeemable Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Redeemable Preferred Stock on an exchange. There can be no assurance that an active trading market for the Redeemable Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or maintained, the market value and liquidity of the Redeemable Preferred Stock may be adversely affected.

Dividends on the Redeemable Preferred Stock are payable, in part, in common stock, the price of which will fluctuate.

Subject to the rights of holders of any Senior Stock (as defined herein), the holders of our Redeemable Preferred Stock are entitled to receive in cash quarterly cumulative dividends at an annual rate of 8.875% of the liquidation preference per share (equal to $88.75 per share annualized). We may, at the sole election of our board of directors, pay all or a portion of the dividends to the holders of our Redeemable Preferred Stock by delivering a number of shares of our common stock equal to the dividend amount divided by 97% of the trailing five-trading-day VWAP (as defined herein) per common stock share as follows (subject to applicable stock exchange rules), in declining percentages from 100% to 50% with respect to any dividends declared in respect of a quarter ending on December 15, 2017 and on or prior to September 15, 2020. See “Description of Capital Stock—Redeemable Preferred Stock—Dividends.” Because the number of shares of common stock issued to pay dividends on the Redeemable Preferred Stock may fluctuate, issuances of common stock to pay dividends will result in dilution to our shareholders, which may be material and may result in decreased value to holders of our Redeemable Preferred Stock in the event of declines in the price of our common stock after the payment of such dividends.

Holders of the Redeemable Preferred Stock have limited voting rights and in certain circumstances will be required to vote their shares of Redeemable Preferred Stock in favor of certain Change of Control (as defined herein) events or the treatment of the Redeemable Preferred Stock in connection therewith as recommended by our board of directors.

Shares of Redeemable Preferred Stock generally have no voting rights, except as required by the Texas Business Organizations Code and as set forth in the Statement of Resolutions under which the Redeemable Preferred Stock was issued (the “Statement of Resolutions”).

In the event of a Change of Control in which the definitive documentation with respect to such Change of Control provides for the Redeemable Preferred Stock to be timely and fully redeemed in cash (which amounts may be provided on our behalf by an acquirer in connection with such Change of Control) or otherwise provides for the holders to receive the same amounts in cash in such Change of Control (including receipt of such amounts as merger consideration) or to remain outstanding or to be exchanged or converted into a Substantially Equivalent Security (as defined herein), (i) the holders of the Redeemable Preferred Stock will be required to take such action (including, without limitation, if applicable, through the execution of one or more written consents of shareholders in lieu of a meeting) at each meeting of the shareholders (including, without limitation, at any adjournments or postponements thereof or written consents in lieu of a meeting) in which the Redeemable Preferred Stock is entitled to vote as a class or series as may be required so that all Redeemable Preferred Stock is voted in favor of such Change of Control or treatment of the Redeemable Preferred Stock in connection therewith, in each case, as recommended by our board of directors, and (ii) will be required to be present, in person or by proxy, at all meetings of the shareholders (including, without limitation, at any adjournments or postponements thereof) at which the Redeemable Preferred Stock may be entitled to vote so that all shares of issued and outstanding Redeemable Preferred Stock are counted for the purposes of determining the presence of a quorum and voted in accordance with the Statement of Resolutions at such meetings. See “Description of Capital Stock—Redeemable Preferred Stock—Change of Control.”

Certain rights relating to the Redeemable Preferred Stock are exercisable by the Holder Representative (as defined herein). The Holder Representative may not exercise such rights in a manner of your choosing or at all.

So long as the GSO Funds (as defined herein) and their affiliates beneficially own more than 50% of the outstanding shares of Redeemable Preferred Stock, the consent of the Holder Representative will be necessary for effecting: (i) the issuance of stock senior to or on parity with the Redeemable Preferred Stock, (ii) the incurrence of indebtedness that would cause us to exceed a specified leverage ratio, (iii) any amendment, modification or alteration of, or supplement to, the Company’s articles of incorporation or the Statement of Resolutions in a manner that would adversely affect the rights, preferences or privileges of the Redeemable Preferred Stock, (iv) any entry into or amendment of certain debt agreements that would be more restrictive on the payment of dividends on, or redemption of, the Redeemable Preferred Stock than those existing on the Issue Date (as defined herein) and (v) any Prohibited Distributions (as defined in the Statement of Resolutions) that would cause the Company to exceed a specified leverage ratio. See “Description of Capital Stock—Redeemable Preferred Stock—Voting Rights.”

The Statement of Resolutions provides that if any of the following occur:

•	failure by the Company to redeem the Redeemable Preferred Stock if the Holder Representative elects to redeem the Redeemable Preferred Stock at any time after the seventh anniversary of the Issue Date;

•	failure by the Company to pay a quarterly dividend when due and such failure continues for three months past the applicable due date; or

•	failure to redeem the Redeemable Preferred Stock if required to do so in connection with a Change of Control,

then, among other things, the Holder Representative, acting on behalf of the holders of a majority of the outstanding shares of Redeemable Preferred Stock, will have the exclusive right to appoint and elect up to two directors to our board of directors and approval of the Holder Representative will be required prior to incurring indebtedness subject to a leverage ratio, declaring or paying Prohibited Distributions or issuing equity of the Company’s subsidiaries to third parties. See “Description of Capital Stock—Redeemable Preferred Stock—Additional Holder Rights.”

The Holder Representative will be GSO (as defined herein) or its affiliated designee until such time as (i) the GSO Funds and/or their respective affiliates hold less than 50% of the Redeemable Preferred Stock and (ii) the holders representing a majority of the then-outstanding shares of Redeemable Preferred Stock elect a new Holder Representative by written notice to us, who will thereupon be the Holder Representative. The Holder Representative may not exercise the rights listed above in a manner of your choosing or at all. The rights of the holders of the Redeemable Preferred Stock will be affected even if you disagree with the actions of the Holder Representative.

The Redeemable Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory restrictions may limit or prevent us from paying dividends on or redeeming the Redeemable Preferred Stock; we may not be able to pay dividends on or redeem the Redeemable Preferred Stock; and the Redeemable Preferred Stock places limited restrictions on the amount of indebtedness we and our subsidiaries may incur in the future.

The shares of Redeemable Preferred Stock are equity interests in us and do not constitute indebtedness. As such, the Redeemable Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in the event of liquidation.

Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Redeemable Preferred Stock, as with our common stock, (1) dividends are payable only when, as and if authorized and declared by our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) as a Texas corporation, under Texas law we are subject to restrictions on payments of dividends out of lawfully available funds.

The source of funds for any payment of dividends on, or redemption of, the Redeemable Preferred Stock will be our available cash or cash generated from our operations or other sources, including borrowings under our revolving credit facility, sales of assets or sales of equity. However, it is possible that we will not have sufficient funds at such time to pay dividends on or redeem the Redeemable Preferred Stock, our current credit agreement may not allow such dividend payments or redemptions or our future credit agreements or other indebtedness may also not allow such dividend payments or redemptions.

In addition, the Redeemable Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future with the consent of the Holder Representative or, if the GSO Funds and their affiliates cease to beneficially own more than 50% of the outstanding shares of Redeemable Preferred Stock, without the consent of the Holder Representative. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Redeemable Preferred Stock or to which the Redeemable Preferred Stock will be structurally subordinated.

There may be future sales or other dilution of our equity, which may adversely affect the market price of the Redeemable Preferred Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Redeemable Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Redeemable Preferred Stock or any substantially similar securities. The market price of our Redeemable Preferred Stock could decline as a result of sales of a large number of shares of Redeemable Preferred Stock or similar securities in the market or the perception that such sales could occur.

The Redeemable Preferred Stock has not been rated.

The Redeemable Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Redeemable Preferred Stock.

The Redeemable Preferred Stock may only be redeemed at the option of the Holder Representative in limited circumstances.

The Redeemable Preferred Stock will not give rise to a claim for payment of a principal amount at a particular date. The Holder Representative, on behalf of the holders of the Redeemable Preferred Stock, has a limited right to require us to redeem all or a portion of the Redeemable Preferred Stock at certain dates on or after August 10, 2024 or upon the occurrence of a Dividend Trigger Event (as defined herein), subject to our having legally available funds and our ability to elect to settle the redemption in cash or shares of our common stock. In addition, holders of the Redeemable Preferred Stock have the option to require us to redeem all of their Redeemable Preferred Stock, only in limited circumstances, upon the occurrence of certain changes of control. See “Description of Capital Stock—Redeemable Preferred Stock—Redemption—Mandatory Redemption.” Therefore, holders of the Redeemable Preferred Stock should be aware that they may be required to bear the financial risks of an investment in the Redeemable Preferred Stock for an extended period of time.

Terms of our debt agreements and Texas law may restrict us from making payments with respect to the Redeemable Preferred Stock.

Quarterly dividends and payments upon redemption of the Redeemable Preferred Stock will be paid only if funds are legally available under the Texas Business Organizations Code to pay such amounts, and certain redemptions will be paid only if payment of such amounts is not prohibited by our debt agreements. Quarterly dividends will be paid only if such dividends are declared by our board of directors. The board of directors is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Our existing lines of credit limit our ability to pay cash dividends on our capital stock, including the Redeemable Preferred Stock, and our ability to make payments upon redemption of the Redeemable Preferred Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Redeemable Preferred Stock, and our ability to make payments upon redemption of the Redeemable Preferred Stock.

Under applicable Texas law, a Texas corporation generally may not make a distribution (i) if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) that exceeds the amount by which the “net assets” of the corporation exceed the “stated capital” of the corporation, each as defined in the Texas Business Organizations Code.

Risks Related to Our Common Stock

The market price of our common stock is volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;

•	variations in operating results;

•	our involvement in litigation;

•	general U.S. or worldwide financial market conditions;

•	conditions impacting the prices of oil and gas;

•	announcements by us and our competitors;

•	our liquidity and access to capital;

•	our ability to raise additional funds;

•	events impacting the energy industry;

•	changes in government regulations; and

•	other events, including those described in the documents incorporated by reference herein.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our revolving credit facility, our senior notes and our preferred stock.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our articles of incorporation authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our revolving credit facility and our indentures governing our senior notes and our outstanding preferred stock contain terms that may restrict our ability to enter into change of control transactions, including requirements to repay borrowings under our revolving credit facility, to offer to repurchase senior notes and to offer to redeem our preferred stock in either event upon a change of control, as determined under the relevant documents relating to such obligations. These provisions, along with specified provisions of the Texas Business Organizations Code and our articles of incorporation and bylaws, may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the resale by the selling shareholders of a substantial number of shares of our common stock that may from time to time be issued with respect to the Redeemable Preferred Stock and the Warrants that we sold in our August 2017 private placement. Our stock price may decrease due to the additional amount of shares available in the market as a result of sales under this prospectus.

A future issuance, sale or exchange of our stock or warrants could trigger a limitation on our ability to utilize net operating loss carryforwards.

Our ability to utilize U.S. net operating loss carryforwards to reduce future taxable income is subject to various limitations under the Internal Revenue Code of 1986, as amended (the “Code”). The utilization of such carryforwards may be limited under Section 382 of the Code upon the occurrence of ownership changes resulting from issuances of our stock or the sale or exchange of our stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of our stock during any three-year period. For this purpose, “stock” includes certain preferred stock (including the Redeemable Preferred Stock) and warrants (including the Warrants). In the event of such an ownership change, Section 382 of the Code imposes an annual limitation on the amount of our taxable income that can be offset by these loss carryforwards. The limitation is generally equal to the product of (a) the fair market value of our equity multiplied by (b) a percentage approximately equivalent to the yield on long-term tax exempt bonds during the month in which an ownership change occurs. In addition, the limitation is increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains inherent in the assets sold. Future issuances, sales or exchanges of our stock could, taken together with prior transactions with respect to our stock, trigger an ownership change under Section 382 of the Code and therefore a limitation on our ability to utilize our U.S. loss carryforwards. Any such limitation could cause some of such loss carryforwards to expire before we would be able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of our tax assets or both.

Holders of the Redeemable Preferred Stock have rights that may restrict our ability to operate our business or that may be adverse to holders of our common stock.

The Statement of Resolutions contains covenants that, among other things, so long as the selling shareholders beneficially own more than 50% of the outstanding Redeemable Preferred Stock, limit our ability to, without the written consent of a designated representative of the Redeemable Preferred Stock, but subject to certain exceptions, (i) issue stock senior to or on parity with the Redeemable Preferred Stock, (ii) incur indebtedness that would cause us to exceed a specified leverage ratio, (iii) amend, modify, alter or supplement our articles of incorporation or the Statement of Resolutions in a manner that would adversely affect the rights, preferences or privileges of the Redeemable Preferred Stock, (iv) enter into or amend certain debt agreements that would be more restrictive on the payment of dividends on, or redemption of, the Redeemable Preferred Stock than those existing on the Redeemable Preferred Stock closing and (v) pay distributions on, purchase or redeem our common stock or other stock junior to the Redeemable Preferred Stock that would cause us to exceed a specified leverage ratio. We can be required to redeem the Redeemable Preferred Stock (i) after the seventh anniversary of its initial issuance or (ii) at any time we fail to pay a dividend, subject to limited cure rights.

Holders of the Redeemable Preferred Stock will, in certain circumstances, have additional rights in the event we fail to timely pay dividends, fail to redeem the Redeemable Preferred Stock upon a change of control if required or fail to redeem the Redeemable Preferred Stock upon request of the holders of the Redeemable Preferred Stock following the seventh anniversary of the date of issuing the Redeemable Preferred Stock. These rights include, subject to certain exceptions, (i) that holders of a majority of the then-outstanding Redeemable Preferred Stock will have the exclusive right, voting separately as a class, to appoint and elect up to two directors to our board of directors, (ii) that approval of the holders of a majority of the then-outstanding Redeemable Preferred Stock will be required prior to incurring indebtedness subject to a leverage ratio, declaring or paying Prohibited Distributions or issuing equity of subsidiaries to third parties; and (iii) that holders of a majority of the then-outstanding Redeemable Preferred Stock will have the right to increase dividend payments and the ability to require us to pay dividends in common stock.

Holders of the Redeemable Preferred Stock also have limited voting rights, including those with respect to potential amendments to our articles of incorporation or the Statement of Resolutions that have an adverse effect on the existing terms of the Redeemable Preferred Stock and in certain other limited circumstances or as required by law. See “Description of Capital Stock—Redeemable Preferred Stock” for additional information regarding the Redeemable Preferred Stock.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains statements concerning our intentions, expectations, projections, assessments of risks, estimations, beliefs, plans or predictions for the future, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop oil and gas resources successfully and economically;

•	our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities;

•	our estimates, guidance and forecasts, including those regarding timing and levels of production;

•	changes in working capital requirements, reserves, and acreage;

•	commodity price risk management activities and the impact on our average realized prices;

•	anticipated trends in our business;

•	availability of pipeline connections and water disposal on economic terms;

•	effects of competition on us;

•	our future results of operations;

•	profitability of drilling locations;

•	our liquidity and our ability to finance our exploration and development activities, including accessibility of borrowings under our revolving credit facility, our borrowing base, modification to financial covenants, and the result of any borrowing base redetermination;

•	our planned expenditures, prospects and capital expenditure plan;

•	future market conditions in the oil and gas industry;

•	our ability to make, integrate and develop acquisitions and realize any expected benefits or effects of completed acquisitions;

•	possible future sales or other disposition transactions and the proceeds, results or benefits of any such transactions, including the timing thereof;

•	the benefits, effects, availability of and results of new and existing joint ventures and sales transactions;

•	our ability to maintain a sound financial position;

•	receipt of receivables and proceeds from sales;

•	our ability to complete planned transactions on desirable terms; and

•	the impact of governmental regulation, taxes, market changes and world events.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “possible,” “scheduled,” “should,” “guidance,” or other similar words. Such statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, those relating to a worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, impairments of proved oil and gas properties, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, the timing and amount of borrowing base determinations (including determinations by lenders) and availability under our revolving credit facility, evaluations of us by lenders under our revolving credit facility in connection with acquisitions, other actions by lenders and holders of our capital stock, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, oil and natural gas drilling, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, integration and other acquisition risks, other factors affecting our ability to reach agreements or complete acquisitions or dispositions, actions by sellers and buyers, effects of purchase price adjustments, availability of equipment and crews, actions by midstream and other industry participants, weather, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence and resolution of title defects, new taxes and impact fees, delays, costs and difficulties relating to our joint ventures, actions by joint venture parties, results of exploration activities, the availability, market conditions and completion of acquisitions and dispositions, costs of oilfield services, completion and connection of wells and other factors detailed in this prospectus and our other filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus or any prospectus supplement and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

Use of Proceeds

We will not receive any of the proceeds from the sale or other disposition of the Redeemable Preferred Stock, or shares of common stock that may be issued as payment of dividends on, or upon redemption of, the Redeemable Preferred Stock, by the selling shareholders pursuant to this prospectus.

A portion of the shares of common stock covered by this prospectus is issuable upon exercise of the Warrants to purchase an aggregate of 2,750,000 shares of common stock. The Warrants may only be exercised on a cashless “net” exercise basis. Therefore, we will not receive any proceeds from the selling shareholders upon exercise of the Warrants.

Ratio of Earnings to Fixed Charges

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2016 and for the six months ended June 30, 2017.

	Year Ended December 31,							Six Months Ended June 30, 2017
	2016		2015		2014	2013	2012
Ratio of Earnings to Fixed Charges	—	(1)	—	(1)	4.49x	1.06x	1.77x	2.71x

For purposes of this table, “earnings” consist of income or loss from continuing operations before income taxes, plus fixed charges, less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts, and capitalized costs related to indebtedness, and an estimate of the interest within rental expense.

(1) For the years ended December 31, 2016 and 2015, earnings were insufficient to cover fixed charges by $692.5 million and $1.3 billion, respectively, primarily due to non-cash impairments of proved oil and gas properties of $576.5 million and $1.2 billion, respectively.

We had no preferred stock outstanding for any historical period presented (although preferred stock was issued on August 10, 2017), and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for those historical periods.

Description of Capital Stock

The description of our capital stock contained herein is a summary and is not intended to be complete. For a complete description of our capital stock, please read our amended and restated articles of incorporation, as amended, and our amended and restated bylaws, as amended, which have been filed with the SEC.

General

Our authorized capital stock consists of (1) 180,000,000 shares of common stock, par value $0.01 per share, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2017, 81,454,621 shares of our common stock and 250,000 shares of preferred stock were outstanding. The only issued and outstanding series of our preferred stock is our Redeemable Preferred Stock, as discussed below.

Redeemable Preferred Stock

The material terms and provisions of the shares of Redeemable Preferred Stock are summarized below. The following description is subject to, and qualified in its entirety by, the Statement of Resolutions, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should review a copy of the Statement of Resolutions for a complete description of the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof applicable to the Redeemable Preferred Stock.

General

Under the terms of our articles of incorporation, our board of directors has designated 250,000 of the 10,000,000 authorized shares of preferred stock as our 8.875% Redeemable Preferred Stock, par value $0.01 per share. On August 10, 2017 (the “Issue Date”), we issued to certain funds managed or sub-advised by GSO Capital Partners LP (“GSO” and such funds, the “GSO Funds”) and its affiliates 250,000 shares of Redeemable Preferred Stock pursuant to the Preferred Stock Purchase Agreement, dated June 28, 2017, by and between us and the GSO Funds (the “Preferred Stock Purchase Agreement”).

Rank

The Redeemable Preferred Stock ranks:

•	senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the Issue Date by our board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Redeemable Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“Junior Stock”);

•	on parity with any class of capital stock or series of preferred stock established after the Issue Date by our board of directors, the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date by our board of directors, the terms of which expressly provide that such class or series will rank senior to the Redeemable Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“Senior Stock”), in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding-up.

Dividends

The Redeemable Preferred Stock has an initial liquidation preference of $1,000 (the “liquidation preference”). Subject to the rights of holders of any Senior Stock, the holders of our Redeemable Preferred Stock are entitled to receive in cash quarterly cumulative dividends at an annual rate of 8.875% of the liquidation preference per share (equal to $88.75 per share annualized). Dividends on the Redeemable Preferred Stock will accrue on a daily basis, whether or not declared. Quarterly dividends will be payable only when, as and if authorized and declared by our board of directors.

We may, at the sole election of our board of directors, pay all or a portion of the dividends to the holders of our Redeemable Preferred Stock by delivering a number of shares of our common stock equal to the dividend amount divided by 97% of the trailing five-trading-day volume weighted average price (“VWAP”) per common stock share as follows (subject to applicable stock exchange rules): (i) with respect to any dividend declared in respect of a quarter ending on December 15, 2017 and on or prior to September 15, 2018, up to 100% of the dividend, (ii) with respect to any dividend declared in respect of a quarter ending on December 15, 2018 and on or prior to September 15, 2019, up to 75% of the dividend, or (iii) with respect to any dividend declared in respect of a quarter ending on December 15, 2019 and on or prior to September 15, 2020, up to 50% of the dividend. Any such non-cash dividend declared and paid will reduce, on a dollar-for-dollar basis, the amount of cash dividends otherwise required in any quarter.

If we fail to pay in full any quarterly dividend on or prior to the applicable dividend payment date, or our board of directors fails to declare such dividend, or otherwise, (i) in cash to the holders of our Redeemable Preferred Stock a cash dividend equal to the quarterly dividend amount and/or (ii) in shares of our common stock to the holders of our Redeemable Preferred Stock a non-cash dividend (to the extent the payment of such quarterly dividend in common stock is permitted by the Statement of Resolutions) equal to the common stock dividend amount (a “Dividend Trigger Event”), then (A) the liquidation preference will automatically increase by such unpaid amounts (to the extent the liquidation preference has not already been increased by such unpaid amounts) and such unpaid amounts will compound quarterly on each dividend payment date in arrears and (B) if such failure has not been cured by us by paying such quarterly dividend in full in cash and/or, if applicable, common stock pursuant to the Statement of Resolutions within three months of the applicable dividend payment date, the rights set forth under “—Additional Holder Rights” below will vest in accordance with the Statement of Resolutions. Notwithstanding the foregoing, any payments by us of cash in respect of quarterly dividends that were previously unpaid will reduce the liquidation preference by the amount so paid.

Notwithstanding the foregoing, and without limiting the rights of holders of our Redeemable Preferred Stock under the Statement of Resolutions, we will not be required to pay cash dividends on the Redeemable Preferred Stock to the extent prohibited by any Company Indebtedness Document (as defined below) or to pay any quarterly dividend on the Redeemable Preferred Stock to the extent not consistent with applicable law, but in such case, such unpaid amounts will be cumulative and will compound quarterly on each dividend payment date in arrears.

The Redeemable Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by us.

“Company Credit Agreement” means any agreements, documents or instruments governing or evidencing first-lien, senior secured Indebtedness (as defined in the Statement of Resolutions) of us or our subsidiaries.

“Company Indebtedness Documents” means (i) any agreement, document or instrument governing or evidencing any Indebtedness of us or our subsidiaries that is in excess of $10,000,000 (including, as of the Issue Date, the Indenture, dated as of May 28, 2008, by and between us, Wells Fargo Bank, National Association, as trustee, and the subsidiary guarantors party thereto, as heretofore amended or supplemented and as the same may be amended or supplemented from time to time hereafter and the Current Credit Agreement (as defined below)) and (ii) the Company Credit Agreement.

“Current Credit Agreement” means that certain Credit Agreement, dated as of January 27, 2011, among us, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lender parties thereto, as heretofore amended and as the same may be amended from time to time hereafter (unless otherwise specified in the Statement of Resolutions).

Redemption

Optional Redemption

At any time, on or before the first anniversary of the Issue Date, we may redeem out of legally available funds up to 50,000 shares of Redeemable Preferred Stock, in cash, at a redemption price equal to the liquidation preference, which includes accrued and unpaid dividends, in an amount not to exceed the sum of any cash proceeds of sales of oil and gas properties and related assets, the sale or issuance of our common stock and the sale of any of our wholly owned subsidiaries after the Issue Date.

At any time, and from time to time, we may redeem out of legally available funds all or part of the Redeemable Preferred Stock for cash, in whole or in part, at a price per share equal to the Secondary Company Redemption Price (as defined below). Any such redemption will occur on a date set by us in our sole discretion. The “Secondary Company Redemption Price” will be an amount per share equal to (x) if on or prior to the third anniversary of the Issue Date, (i) the present value on the redemption date of all quarterly dividends (except for currently accrued and unpaid dividends) that would be payable on such Redeemable Preferred Stock from the redemption date through the third anniversary of the Issue Date (assuming all such quarterly dividends are cash dividends and computed using a discount rate equal to the applicable treasury rate plus 50 basis points, discounted to the redemption date) plus (ii) the aggregate Secondary Company Redemption Price that would have been payable to the holders of our Redeemable Preferred Stock had the redemption date occurred after the third anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date, or (y) for all other periods, (i) $1,000 multiplied by the applicable premium set forth below (expressed as percentages) plus (ii) any accrued but unpaid dividends on such share of Redeemable Preferred Stock.

Period	Percentage
After the third anniversary of the issue date but on or prior to the fourth anniversary	104.4375%
After the fourth anniversary of the issue date but on or prior to the fifth anniversary	102.21875%
Thereafter	100%

Mandatory Redemption

On or after the seventh anniversary of the Issue Date, or upon a Dividend Trigger Event that has not been cured within three months of the occurrence of such Dividend Trigger Event, the Holder Representative, on behalf of the holders of our Redeemable Preferred Stock, may elect to have us redeem out of legally available funds all or a portion of the Redeemable Preferred Stock at the Secondary Company Redemption Price then in effect. We may elect to satisfy any such redemption elected by the holders of our Redeemable Preferred Stock by delivering cash, shares of common stock or a combination thereof. The number of shares of common stock to be delivered in the redemption, if applicable, will be determined using a price per share equal to 90% of the trailing 10-trading-day VWAP per common stock share. In the event we elect to settle the redemption called by the Holder Representative in common stock, the Holder Representative, in its sole discretion on behalf of the holders of our Redeemable Preferred Stock, may elect to revoke its redemption notice or reduce the number of shares to be redeemed.

No Conversion Rights

The shares of Redeemable Preferred Stock are not entitled to any conversion rights and are not convertible at our option (although as described in this section, such shares are redeemable at our option for our common stock in certain circumstances) or the option of any of the holders of the Redeemable Preferred Stock.

Change of Control

Upon a Change of Control, we may elect to redeem the Redeemable Preferred Stock at a price per share of Redeemable Preferred Stock equal to the Secondary Company Redemption Price then in effect. Prior to any Change of Control, we and the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock may agree, in our respective sole discretion, to a treatment of the Redeemable Preferred Stock in connection with the Change of Control different from what is required or permitted pursuant to the Statement of Resolutions and that agreement will govern the treatment of all Redeemable Preferred Stock in connection with the Change of Control.

If a Change of Control occurs, and we do not elect to so redeem the Redeemable Preferred Stock or provide for the holders of our Redeemable Preferred Stock to receive the Secondary Company Redemption Price, or otherwise agree on an alternative treatment with the holders of a majority of the then-outstanding Redeemable Preferred Stock, then we will give notice of the Change of Control (the “Change of Control Notice”) in accordance with the Statement of Resolutions to the holders of the Redeemable Preferred Stock setting forth, among other things:

•	the material terms of the Change of Control;

•	our election to either:

•	provide the holders of our Redeemable Preferred Stock with the option (a “Holder Change of Control Redemption Option”) to either (x) cause us to redeem all, but not less than all, of the outstanding shares of Redeemable Preferred Stock for cash (which amounts may be provided on our behalf by an acquirer in connection with such Change of Control) or otherwise provide for the holders of our Redeemable Preferred Stock to receive cash in such Change of Control (including receipt of such amounts as merger consideration) in an amount per share of Redeemable Preferred Stock equal to $1,010 plus any accrued but unpaid dividends on such share (including any unpaid compounded dividends accrued on such Redeemable Preferred Stock) (a “Change of Control Put,” and the price at which such Change of Control Put may be made, the “Change of Control Put Price”) or (y) continue to hold the Redeemable Preferred Stock, which may be in the form of a Substantially Equivalent Security in the event the Company does not survive such Change of Control (a “Securities Election”);

•	redeem all, but not less than all, of the outstanding shares of Redeemable Preferred Stock for cash (which amounts may be provided on our behalf by an acquirer in connection with such Change of Control) or otherwise provide for the holders of our Redeemable Preferred Stock to receive cash in such Change of Control (including receipt of such amounts as merger consideration) for a price per share of Redeemable Preferred Stock equal to the Secondary Company Redemption Price in effect as of the date of consummation of the Change of Control (the “Optional Change of Control Redemption Price”); provided, however, that if the Change of Control Notice does not seek the approval of the holders of a majority of the then-outstanding Redeemable Preferred Stock for an alternative treatment of the Redeemable Preferred Stock in connection with the Change of Control and (x) the Redeemable Preferred Stock does not remain outstanding and we are or our surviving or successor entity is unable to offer a Substantially Equivalent Security or (y) the consideration to be received by us or our shareholders in connection with such Change of Control is primarily in the form of Cash Equivalents (as defined in the Statement of Resolutions), we will be required to elect to redeem all, but not less than all, of the outstanding shares of Redeemable Preferred Stock for (or otherwise provide for the holders of the Redeemable Preferred Stock to receive in connection with such Change of Control) a price per share of Redeemable Preferred Stock equal to the Optional Change of Control Redemption Price; or

•	seek the approval of the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock for an alternative treatment of the Redeemable Preferred Stock in connection with the Change of Control;

•	if we propose or offer a Securities Election, substantially final documents governing any Substantially Equivalent Security to be offered in such Securities Election; and

•	whether or not the election of the holders representing a majority of the then-outstanding shares of Redeemable Preferred Stock requested by such notice is conditioned upon the consummation of the subject Change of Control.

Within fifteen business days after receipt by the holders of the Redeemable Preferred Stock of a valid Change of Control Notice containing a valid Holder Change of Control Redemption Option (or such later date established in the Change of Control Notice, if applicable), the holders of a majority of the then-outstanding Redeemable Preferred Stock may elect on behalf of all the holders of our Redeemable Preferred Stock to either (i) cause us to redeem all, but not less than all, of the outstanding Redeemable Preferred Stock for cash in an amount per share equal to $1,010 plus any accrued but unpaid dividends or (ii) continue to hold the Redeemable Preferred Stock, which may be in the form of a Substantially Equivalent Security in the surviving or successor entity. If the holders of a majority of the then-outstanding Redeemable Preferred Stock fail to deliver such election in writing on or prior to such fifteenth business day, the holders will be deemed to have elected the Change of Control Put.

In the event of a Change of Control in which we are required to redeem the Redeemable Preferred Stock in cash pursuant to this “Change of Control” section, unless we and the holders of a majority of the then-outstanding Redeemable Preferred Stock agree to a different date, the redemption will occur as soon as reasonably practicable following such Change of Control, but in no event later than five business days after the loans and other debt obligations under the Company Indebtedness Documents are, to the extent required, repaid. However, any such redemption of the Redeemable Preferred Stock in cash will be tolled until a date that will not result in the Redeemable Preferred Stock being characterized as “disqualified stock” or a similar concept under the Company Indebtedness Documents.

Notwithstanding anything to the contrary contained in the Statement of Resolutions, in the event of a Change of Control in which the definitive documentation with respect to such Change of Control provides for the Redeemable Preferred Stock to be timely and fully redeemed in cash (which amounts may be provided on our behalf by an acquirer in connection with such Change of Control) or otherwise provides for the holders to receive the same amounts in cash in such Change of Control (including receipt of such amounts as merger consideration) or to remain outstanding or to be exchanged or converted into a Substantially Equivalent Security, the holders of the Redeemable Preferred Stock (i) will be required to take such action (including, without limitation, if applicable, through the execution of one or more written consents of shareholders in lieu of a meeting) at each meeting of the shareholders (including, without limitation, at any adjournments or postponements thereof or written consents in lieu of a meeting) in which the Redeemable Preferred Stock is entitled to vote as a class or series as may be required so that all Redeemable Preferred Stock is voted in favor of such Change of Control or treatment of the Redeemable Preferred Stock in connection therewith, in each case, as recommended by our board of directors, and (ii) will be required to be present, in person or by proxy, at all meetings of the shareholders (including, without limitation, at any adjournments or postponements thereof) at which the Redeemable Preferred Stock may be entitled to vote so that all shares of issued and outstanding Redeemable Preferred Stock are counted for the purposes of determining the presence of a quorum and voted in accordance with the Statement of Resolutions at such meetings.

If any holder of the Redeemable Preferred Stock fails to vote its shares of Redeemable Preferred Stock in favor of a Change of Control as set forth in the Statement of Resolutions, such holder will be deemed to have voted its shares of Redeemable Preferred Stock in accordance with the recommendation of our board of directors with respect to such Change of Control. By its acceptance of a share of Redeemable Preferred Stock, each holder of the Redeemable Preferred Stock irrevocably grants to, and appoints, us and our President, Secretary and our General Counsel and any individual designated in writing by us, and each of them individually, such holder’s proxy and attorney-in-fact, for and in the name, place and stead of such holder as specified in the Statement of Resolutions.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets (including capital stock of the Restricted Subsidiaries (as defined below)) of us and our Restricted Subsidiaries taken as a whole, or a Successor Parent (as defined below) of us and our Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder (as defined below);

(2)	the adoption by our shareholders of a plan relating to our liquidation or dissolution;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock (as defined in the Statement of Resolutions), or any Successor Parent of us, measured by voting power rather than number of shares, units or the like; provided that no Change of Control will be deemed to occur by reason of us becoming a subsidiary of any Successor Parent; or

(4)	the day on which a majority of our board of directors or any of our Successor Parents are not members of our board of directors on the Issue Date or nominated, elected or appointed with the approval of a majority of such directors and those directors they nominated, elected or appointed; provided that this clause (4) will only apply during any period in which any Company Indebtedness Document contains the same or a substantially similar provision.

“Permitted Holder” means (a) us or any of our subsidiaries, as long as such subsidiary remains a subsidiary following completion of the transaction that would have constituted a Change of Control, had the transaction not been effected with a Permitted Holder and (b) any of our directors, officers and other management employees that are shareholders of the Company on the Issue Date and their respective affiliates.

“Restricted Subsidiaries” means any of our subsidiaries that is not designated to be an “Unrestricted Subsidiary” in accordance with the Current Credit Agreement.

“Substantially Equivalent Security” means a security in a surviving or successor entity to the Company that has substantially similar rights, preferences and privileges as the Redeemable Preferred Stock (it being understood that the differences in rights to the extent required by a security issued by a surviving or successor entity organized in a different jurisdiction within the United States of America and that is quoted and listed on a national securities exchange will not be grounds for such security not to be deemed a Substantially Equivalent Security).

“Successor Parent” with respect to any person means any other person more than 50% of the total outstanding voting stock of which (measured by voting power rather than the number of shares, units or the like) is, at the time the first person becomes a subsidiary of such other person, “beneficially owned” either by the first person or by one or more persons that beneficially owned more than 50% of the total outstanding voting stock of the first person (measured by voting power rather than the number of shares, units or the like) immediately prior to the first person becoming a subsidiary of such other person.

Voting Rights

The shares of Redeemable Preferred Stock generally have no voting rights, except as required by the Texas Business Organizations Code and as set forth in the Statement of Resolutions.

So long as the GSO Funds and their affiliates beneficially own more than 50% of the outstanding shares of Redeemable Preferred Stock, the consent of the Holder Representative will be necessary for effecting:

•	any issuance, authorization or creation of, or any increase by us in the issued or authorized amount of, any specific class or series of Senior Stock or any Parity Stock or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

•	any direct or indirect incurrence, creation, issuance, assumption or guarantee of, or other contingent liability with respect to, Indebtedness by us and/or our Restricted Subsidiaries; provided, however, that we and our Restricted Subsidiaries may incur, create, issue, assume, guarantee or otherwise become liable for such Indebtedness if, after giving pro forma effect to the incurrence, creation, issuance, assumption, guarantee of, or the contingent liability with respect to, such Indebtedness and any substantially simultaneous application of the proceeds thereof, our Leverage Ratio (as defined in the Statement of Resolutions) immediately preceding the date on which such Indebtedness is incurred, created, assumed, or guaranteed would have been less than the greater of (x) 4.50 to 1.00 and (y) 0.5 times higher than the ratio in effect under the Company Credit Agreement as of such time (so long as the Company Credit Agreement is a Customary Credit Facility (as defined in the Statement of Resolutions)); provided that with respect to this clause, our Leverage Ratio will not exceed 6.00 to 1.00;

•	any amendment, modification or alteration of, or supplement to, our articles of incorporation or the Statement of Resolutions, whether by merger, consolidation or otherwise, that would adversely affect the rights, preferences or privileges of the Redeemable Preferred Stock;

•	entrance into, adoption of or agreement to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of dividends on, or the redemption of, the Redeemable Preferred Stock) under any Company Indebtedness Document that would be more restrictive on the payment of dividends on, or redemption of, the Redeemable Preferred Stock than those existing in the Company Indebtedness Documents as of the Issue Date (provided that, for purposes of clarity, any decrease in the amount available to make restricted payments under any such provisions that are the result of us utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in the Company Indebtedness Documents as of the Issue Date, will not require the consent of the Holder Representative); and

•

any declaration or payment of dividends or distributions on, or redemptions or repurchases of, Parity Stock, common stock or any other shares of Junior Stock in excess of $15 million per year unless our Leverage Ratio would be, after giving pro forma effect to such dividend, distribution, redemption or repurchase, less than 3.0 to 1.00; provided, however, that the foregoing limitation will not apply to (i) a dividend payable in shares of Parity Stock (if the issuance of such Parity Stock has been approved in accordance with the Statement of Resolutions, as applicable) or Junior Stock or in shares of common stock and cash in lieu of fractional shares with respect to the foregoing; (ii) the repurchase, redemption or other acquisition of shares of common stock or other Junior Stock in exchange for shares of common stock or other Junior Stock and the payment of cash in lieu of fractional shares of common stock or other Junior Stock; (iii) purchases or acquisition of fractional interests in shares of Parity Stock (which issuance of Parity Stock must be approved in accordance with the Statement of Resolutions, as applicable), common stock or other Junior Stock (x) pursuant to the exercise, conversion or exchange provisions of such shares or any securities exercisable for, exchangeable for or convertible into such shares or (y) in connection with any merger or other business combination; (iv) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority); (v) redemptions, purchases or other acquisitions or retirement for value of shares of common stock or other Junior Stock in connection with the administration of any employee benefit plan (including any employment contract) in the ordinary course of business, including, without limitation, (A) the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors, consultants and employees and the payment of cash in lieu of fractional shares of common stock or other Junior Stock and (B) acquisitions in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting; (vi) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan that do not result in cash outflows of greater than $0.01 per right plus amounts paid for fractional rights; or (vii) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock; provided that any reference to “dividend” or “distribution” in this subsection will not be deemed to include any distribution made in connection with our liquidation, dissolution or winding-up, whether voluntary or involuntary, in which each holder of Redeemable Preferred Stock receives distributions required by the Statement of Resolutions.

The written consent of the holders representing a majority of the then-outstanding shares of Redeemable Preferred Stock will also be required for any amendment, modification or alteration of, or supplement to, our articles of incorporation or the Statement of Resolutions, whether by merger, consolidation or otherwise (other than a Change of Control in which the holders of our Redeemable Preferred Stock elect to receive a Substantially Equivalent Security or retain the Redeemable Preferred Stock or the Redeemable Preferred Stock is timely and fully redeemed for cash (which amounts may be provided on our behalf by an acquirer in connection with such Change of Control) or we otherwise cause the holders of our Redeemable Preferred Stock to receive the same amounts for cash in such Change of Control (including receipt of such amounts as merger consideration), in each case in accordance with the Statement of Resolutions), that would adversely affect the rights, preferences or privileges of the Redeemable Preferred Stock.

Notwithstanding anything to the contrary in the Statement of Resolutions, without the consent of either the Holder Representative or the holders representing a majority of the then-outstanding shares of Redeemable Preferred Stock, we, acting in good faith, may amend, alter, supplement or repeal any terms of the Redeemable Preferred Stock by amending or supplementing our articles of incorporation or the Statement of Resolutions:

•	to cure any ambiguity, omission, inconsistency or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Redeemable Preferred Stock, any holder of Redeemable Preferred Stock or the Holder Representative, as applicable;

•	to make any provision with respect to matters or questions relating to the Redeemable Preferred Stock that is not inconsistent with the provisions of the Statement of Resolutions and that does not adversely affect the rights, preferences, privileges or voting powers of the Redeemable Preferred Stock or any holder of Redeemable Preferred Stock; or

•	to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Redeemable Preferred Stock or any holder of Redeemable Preferred Stock (other than any holder of Redeemable Preferred Stock that consents to such change).

In exercising the voting rights set forth in this section and in “—Additional Holder Rights” below, each share of Redeemable Preferred Stock will be entitled to one vote for each share of Redeemable Preferred Stock standing in its name on our transfer books as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The rights of holders of our Redeemable Preferred Stock to take any action as provided in the Statement of Resolutions may be exercised at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose or without a meeting and without notice by written consent of the holders of Redeemable Preferred Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares of Redeemable Preferred Stock entitled to vote on the action were present and voted. To the extent the holders of Redeemable Preferred Stock have the right to vote as a class (alone or together with any other series of our stock) pursuant to applicable law on any matter not set forth in the Statement of Resolutions as otherwise requiring the vote of such holders, approval of that matter will only require the vote of the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock entitled to vote thereon or written consent of the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock entitled so to vote, in each case unless a higher percentage is required by law or our articles of incorporation.

Additional Holder Rights

Upon the occurrence of any of the following:

•	a Dividend Trigger Event that has not been cured within three months of the occurrence of such Dividend Trigger Event,

•	failure by us to redeem the Redeemable Preferred Stock if the Holder Representative elects to redeem the Redeemable Preferred Stock at any time after the seventh anniversary of the Issue Date, or

•	failure to timely and fully redeem the Redeemable Preferred Stock upon a Change of Control,

then the holders of our Redeemable Preferred Stock will be entitled to the following additional rights until such time as the foregoing circumstances, as applicable, have been fully cured in accordance with the terms of the Statement of Resolutions or until the time that no Redeemable Preferred Stock is outstanding:

•	the dividend rate will be increased to 12.0% per annum until the seventh anniversary of the Issue Date and, thereafter, the dividend rate will equal the greater of (i) the one-month LIBOR (as defined in the Statement of Resolutions) rate plus 10.0% and (ii) 12.0%;

•	the Holder Representative may require, upon eight business days’ prior written notice, any subsequent quarterly dividend be paid in common stock at a price per share of 95% of the trailing five-trading-day VWAP per common stock share, subject to applicable stock exchange rules;

•	the Holder Representative, acting on behalf of the holders of a majority of the outstanding shares of Redeemable Preferred Stock, will have the exclusive right to appoint and elect two directors to our board of directors (the “Redeemable Preferred Directors”), subject to applicable stock exchange rules; provided that the individuals to be appointed to our board of directors by the holders of our Redeemable Preferred Stock will be reasonably acceptable to our board of directors (provided that our board of directors may not unreasonably withhold, condition or delay such consent) and such appointments will be subject to each Redeemable Preferred Director satisfying all requirements regarding service as our director under applicable law or stock exchange rules regarding service as our director and under our charters, practices and policies, including those relating to confidentiality and securities trading restrictions; provided, further that any senior professional of the GSO Funds or their affiliates who satisfies all applicable laws and stock exchange rules regarding service as our director and independence will automatically be deemed reasonably acceptable to our board of directors; provided, further, that if our board of directors rejects any nominee, the holders of our Redeemable Preferred Stock can appoint another individual until such appointee is accepted to our board of directors. To the extent the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock have the right to appoint Redeemable Preferred Directors, we will use commercially reasonably efforts to obtain all internal corporate approvals and authorizations with respect to the rights of the Holder Representative to elect such director(s) to our board of directors; and

•	approval of the Holder Representative will be required for (a) incurring Indebtedness unless our Leverage Ratio pro forma for such Indebtedness and the application of its proceeds would exceed 3.50 to 1.00, (b) declaring or paying Prohibited Distributions or (c) issuing equity of our subsidiaries to third parties. For the avoidance of doubt, this clause will not restrict the transfer by us of 100% of the equity interests we own, directly or indirectly, in any subsidiary to the extent such equity interests are outstanding on the date the additional holder rights were triggered.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of Redeemable Preferred Stock will be entitled to receive, in respect of such shares of Redeemable Preferred Stock, and to be paid out of our assets available for distribution to our shareholders, an amount equal to the Secondary Company Redemption Price applicable as of the date of our liquidation, winding-up or dissolution, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

No Fractional Shares

No fractional shares of common stock will be issued upon redemption of Redeemable Preferred Stock. All shares of common stock (including fractions thereof) issuable upon the redemption of more than one share of Redeemable Preferred Stock by a holder thereof will be aggregated for purposes of determining whether the redemption or other action would result in the issuance of any fractional share. If, after the aforementioned aggregation, the redemption would result in the issuance of any fractional share, we will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the VWAP of one share of common stock on the date of redemption.

Book-Entry; Transfer

Notwithstanding anything to the contrary in the Statement of Resolutions, the shares of Redeemable Preferred Stock and any shares of common stock issued upon redemption thereof or delivered in respect of non-cash dividends payable thereon will be in uncertificated, book entry form as permitted by our bylaws and the Texas Business Organizations Code.

Transfers of Redeemable Preferred Stock or any shares of common stock issued upon redemption thereof or delivered in respect of non-cash dividends payable thereon held in uncertificated, book-entry form will be made only upon our transfer books kept at an office of the transfer agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. We may refuse any requested transfer until furnished evidence satisfactory to us that such transfer is proper.

All shares of Redeemable Preferred Stock issued upon any registration of transfer or exchange of such shares of Redeemable Preferred Stock will be the valid obligations of the Company, entitled to the same benefits under the Statement of Resolutions as the shares of Redeemable Preferred Stock surrendered upon such registration of transfer or exchange.

Prior to due presentment for registration of transfer of any shares of Redeemable Preferred Stock, we and the transfer agent may deem and treat the person in whose name such shares of Redeemable Preferred Stock are registered as the absolute owner of such Redeemable Preferred Stock, and neither we nor the transfer agent will be affected by notice to the contrary.

No service charge will be made to a holder of Redeemable Preferred Stock for any registration of transfer or exchange of any Redeemable Preferred Stock or common stock issued upon the redemption thereof or in respect of dividend payments made in common stock thereon on our transfer books or the transfer agent. However, we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Redeemable Preferred Stock or such common stock in a name other than the name in which the shares of Redeemable Preferred Stock were registered, and we may withhold any issuance or delivery of Redeemable Preferred Stock or common stock unless and until the person requesting such issuance or delivery has paid us the amount of any such tax or has established, to our reasonable satisfaction, that such tax has been paid or is not required to be paid.

Certain Transfer Restrictions

Pursuant to the Preferred Stock Purchase Agreement, until the second anniversary of the Issue Date, the initial purchasers of the Redeemable Preferred Stock will not be permitted, without our prior written consent, among other things, to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (each a “Transfer”), in the aggregate, more than 35% of the Redeemable Preferred Stock held by such initial purchasers as of the Issue Date, subject to certain exceptions, including those with respect to shares received upon redemption. Notwithstanding the foregoing, such initial purchasers shall be permitted to Transfer their Redeemable Preferred Stock under certain circumstances to their affiliates (as defined in the Preferred Stock Purchase Agreement) or in connection with a Change of Control.

Notwithstanding anything to the contrary, the initial purchasers of the Redeemable Preferred Stock are prohibited from, at any time, directly or knowingly indirectly (without the prior written consent of our board of directors), Transferring any Redeemable Preferred Stock to any industry competitor (as defined in the Preferred Stock Purchase Agreement).

Notices

All notice periods referred to in the Statement of Resolutions will commence: (i) when made, if made by hand delivery or electronic mail; (ii) one business day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three business days after being sent by first-class mail, postage prepaid. Notice to any holder of Redeemable Preferred Stock will be given to the registered address set forth in our records for such holder of Redeemable Preferred Stock.

Any notice from us may be provided to the holders of our Redeemable Preferred Stock by notice to the transfer agent and will be deemed given upon delivery of such notice to the transfer agent to the extent the agreement between us and the transfer agent provides for delivery by the transfer agent of such notice to the holders of our Redeemable Preferred Stock. Notice may also be given directly to any holders of our Redeemable Preferred Stock by any manner allowed under our bylaws and applicable law.

Payments

Any payments required to be made with respect to the Redeemable Preferred Stock on any day that is not a business day will be made on the next succeeding business day without interest or additional payment for such delay. All payments required with respect to the Redeemable Preferred Stock will be made by wire transfer of immediately available funds in United States Dollars to the holders of our Redeemable Preferred Stock in accordance with the payment instructions as such holders of our Redeemable Preferred Stock may deliver by written notice to us from time to time.

NASDAQ Requirements

Notwithstanding anything to the contrary in the Statement of Resolutions, the number of shares of common stock that may be issued under the Statement of Resolutions, for any reason, when combined with the number of shares of our common stock into which each Warrant is settled pursuant to the warrant agreement between us and Wells Fargo Bank, N.A., as warrant agent, dated as of August 10, 2017, will not exceed the maximum number of shares of common stock that we may issue without shareholder approval under applicable law (including, for the avoidance of doubt, the shareholder approval rules of the NASDAQ Global Select Market or any other national securities exchange on which the shares of common stock are then listed). Additionally, we will not issue any shares of common stock under the Statement of Resolutions unless, at the time of such issuance, either the maximum number of shares of common stock then issuable under the Warrants may be issued under such rules without any shareholder approval or the requisite shareholder approval has been obtained. The foregoing restriction will continue notwithstanding any failure of the common stock to continue to be listed on the NASDAQ Global Select Market. In the event we are restricted from issuing common stock pursuant to the Statement of Resolutions in accordance with the preceding sentence, we will be required to satisfy our obligations with respect to non-cash dividends and the redemption of the Redeemable Preferred Stock by paying cash in respect of such dividend payment or redemption obligation. For the avoidance of doubt, our inability to deliver common stock in respect of non-cash dividends and the redemption of shares of Redeemable Preferred Stock will not relieve us of our obligations to pay quarterly dividends in full when due or to redeem the common stock in accordance with the Statement of Resolutions. We have agreed with the initial purchasers of the Redeemable Preferred Stock that, at our next three annual meetings, we will seek shareholder approval to effectively remove certain of these restrictions imposed by the rules of the NASDAQ Global Select Market, but there can be no assurance that we will receive such approval.

Holder Representative

The “Holder Representative” will be GSO or its affiliated designee until such time as (i) the GSO Funds and/or their respective affiliates hold less than 50% of the Redeemable Preferred Stock and (ii) the holders representing a majority of the then-outstanding shares of Redeemable Preferred Stock elect a new Holder Representative by written notice to us, who will thereupon be the Holder Representative.

The Statement of Resolutions provides that the Holder Representative, solely in its capacity as the Holder Representative, will have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the Statement of Resolutions, other than with respect to certain confidentiality obligations under the Statement of Resolutions. We are entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or actions taken or omitted to be taken by the Holder Representative under the Statement of Resolutions without any liability to any holder of our Redeemable Preferred Stock or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions will be legally binding on the holders of our Redeemable Preferred Stock.

Listing

There is no established public trading market for the Redeemable Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Redeemable Preferred Stock on any national securities exchange or trading system.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters on which such shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.

Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding class of our preferred stock.

Wells Fargo Shareholder Services is the registrar and transfer agent for our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

Special Meetings

Our articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, our president, a majority of our board of directors or by shareholders holding not less than 50% of our outstanding voting stock.

Voting

Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors, subject to any voting rights of a specific class or series of stock.

Our articles of incorporation or Texas law requires the affirmative vote of holders of:

•	66 2/3% of the outstanding shares entitled to vote on the matter to approve mergers, consolidations, share exchanges, liquidations, terminations or dispositions of all or substantially all of our assets to the extent, for each of the foregoing transactions, that a shareholder vote is required under Texas law; and

•	a majority of the outstanding shares entitled to vote on the matter to approve any amendment to our articles of incorporation for which a shareholder vote is required.

The foregoing vote requirements are subject to the rights any class or series may have to separately vote on such matters as a class or series.

Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify us and provide pertinent information at least 80 days before the meeting date, or within 10 days after public announcement pursuant to our bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance.

Our articles of incorporation and bylaws provide that no director may be removed from office except for cause and upon the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of our directors. The following events constitute “cause”:

•	the director has been convicted, or is granted immunity to testify where another has been convicted, of a felony;

•	the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to be grossly negligent or guilty of willful misconduct in the performance of duties to us;

•	the director is adjudicated mentally incompetent; or

•	the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to have breached his duty of loyalty to us or our shareholders or to have engaged in a transaction with us from which the director derived an improper personal benefit.

Texas Anti-Takeover Law

We are subject to Subchapter M (the “Business Combination Law”) of Chapter 21 of the Texas Business Organizations Code. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless:

•	before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder; or

•	not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:

•	mergers or share exchanges;

•	dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•	certain issuances or transactions by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•	certain liquidations or dissolutions; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Exchange Act, or any voting shares qualified for trading in a national market system.

The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not to be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof. Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.

The Business Combination Law may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

In discharging the duties of a director under Texas law, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and our shareholders, including the possibility that those interests may be best served by our continued independence.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Organizations Code. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that constitutes a breach of duty of that director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business

Organizations Code. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. In addition, we have purchased directors’ and officers’ liability insurance policies for our directors and officers in the future. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	that are available, were available or become available to us or are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost.

Such indemnification may be made even though our directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.

Selling Shareholders

In August 2017, we completed the private placement of an aggregate of (i) 250,000 shares of the Redeemable Preferred Stock and (ii) Warrants to purchase an aggregate of 2,750,000 shares of common stock, with an exercise price per share of $16.08, exercisable only on a cashless net share settlement basis, for a cash price equal to $970 per share of the Redeemable Preferred Stock purchased. We received net proceeds of approximately $242.5 million from the August 2017 private placement (prior to payment of commitment fees and expenses of the issuance). This prospectus covers the possible resale by the selling shareholders of any or all of the shares of Redeemable Preferred Stock issued and sold in the August 2017 private placement, 4,000,000 shares of common stock that may be issued as payment of dividends on the Redeemable Preferred Stock and 2,750,000 shares of common stock that may be issued upon exercise of the Warrants. This prospectus also relates to an indeterminate number of shares of our common stock that may become issuable as payment of dividends on the Redeemable Preferred Stock to the extent the amount set forth above is inadequate, upon redemption of the Redeemable Preferred Stock and upon exercise of the Warrants as a result of anti-dilution adjustments. These securities are being registered pursuant to a registration rights agreement entered into with the selling shareholders in connection with the August 2017 private placement (the “Registration Rights Agreement”). The Registration Rights Agreement grants the GSO Funds certain registration rights for the Redeemable Preferred Stock and certain shares of our common stock and related securities, including shares of common stock that may be issued as payment of dividends on, or upon redemption of, the Redeemable Preferred Stock and shares of common stock that may be issued upon exercise of the Warrants. The Registration Rights Agreement provides that we will use our commercially reasonable efforts to prepare and file a shelf registration statement with the SEC within 90 days after the date of the Registration Rights Agreement and to cause such shelf registration statement to be declared effective as soon as practicable after its filing to permit the public resale of all registrable securities covered by the Registration Rights Agreement. The registration rights are transferable only in specified circumstances. Pursuant to the Preferred Stock Purchase Agreement, the sale of the Redeemable Preferred Stock is subject to certain restrictions, as described under “Description of Capital Stock—Redeemable Preferred Stock.” The transfer of shares of common stock that may be issued upon exercise of the Warrants is also subject to certain restrictions until the 24-month anniversary of the Issue Date, as described in the Preferred Stock Purchase Agreement.

The following table sets forth information about the maximum number of shares of Redeemable Preferred Stock and common stock that may be offered from time to time by the selling shareholders under this prospectus. The selling shareholders identified below may currently hold or acquire at any time shares in addition to those registered hereby. In addition, the selling shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of their shares in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the number of shares that will be held by the selling shareholders upon termination of this offering. Information concerning the selling shareholders may change from time to time. The selling shareholders and any brokers, dealers or agents that participate in the distribution of shares of the Redeemable Preferred Stock or common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares of Redeemable Preferred Stock, Warrants and shares of common stock that may be issued in respect of the Redeemable Preferred Stock and Warrants and the rights and relationships described or incorporated by reference into this prospectus, including, pursuant to the Statement of Resolutions, the exclusive right of the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock to appoint and elect up to two directors to our board of directors in the event we fail (i) to redeem the Redeemable Preferred Stock upon the request of the holders of the Redeemable Preferred Stock following the seventh anniversary of the date of issuing the Redeemable Preferred Stock, (ii) to pay a quarterly dividend when due and such failure continues for three months past the applicable due date or (iii) to redeem the Redeemable Preferred Stock if required to do so in connection with a change of control.

The selling shareholders are an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Each of the selling shareholders certifies that it purchased the shares of Redeemable Preferred Stock and the Warrants to purchase common stock in the ordinary course of business, and, at the time of the purchase of such securities, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities or the common stock underlying such securities.

The information set forth below is based on information provided by or on behalf of the selling shareholders prior to the date hereof. Information concerning the selling shareholders may change from time to time. The selling shareholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling shareholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling shareholders will hold upon consummation of any such sales. In addition, since the date on which the selling shareholders provided this information to us, such selling shareholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

	Shares Beneficially Owned Prior to Offering(1) (2)		Number of Shares Offered Hereby		Shares Beneficially Owned After Offering(3)
Name of Selling Shareholder(4)	Redeemable Preferred Stock	Common Stock	Redeemable Preferred Stock	Common Stock	Redeemable Preferred Stock	Percent of Outstanding Redeemable Preferred Stock	Common Stock	Percent of Outstanding Common Stock
GSO Aiguille des Grands Montets Fund II LP	8,610	94,710	8,610	94,710	—	—	—	—
GSO Credit Alpha Trading (Cayman) LP	11,680	128,480	11,680	128,480	—	—	—	—
GSO Harrington Credit Alpha Fund (Cayman) L.P.	1,690	18,590	1,690	18,590	—	—	—	—
GSO Energy Select Opportunities Fund AIV-5 LP	59,283	652,113	59,283	652,113	—	—	—	—
GSO Energy Select Opportunities Fund AIV-6 LP	37,757	415,327	37,757	415,327	—	—	—	—
GSO Energy Partners-A LP	18,840	207,240	18,840	207,240	—	—	—	—
GSO Energy Partners-B LP	7,190	79,090	7,190	79,090	—	—	—	—
GSO Energy Partners-C LP	11,630	127,930	11,630	127,930	—	—	—	—
GSO Energy Partners-C II LP	7,270	79,970	7,270	79,970	—	—	—	—
GSO Energy Partners-D LP	14,380	158,180	14,380	158,180	—	—	—	—
GSO COF III AIV-6 LP	44,074	484,814	44,074	484,814	—	—	—	—
GSO COF III AIV-7 LP	27,596	303,556	27,596	303,556	—	—	—	—

(1)	Based on a total of 250,000 shares of Redeemable Preferred Stock and Warrants to purchase an aggregate of 2,750,000 shares of common stock.
(2)	The shares reflected in the table above do not include shares of common stock to be issued as payment of dividends on, or upon redemption of, the Redeemable Preferred Stock.
(3)	Assumes the selling shareholders sell all of the shares of Redeemable Preferred Stock and common stock offered pursuant to this prospectus.
(4)	GSO Aiguille des Grands Montets Fund II LP directly holds 8,610 shares of Redeemable Preferred Stock and Warrants exercisable for 94,710 shares of common stock; GSO Credit Alpha Trading (Cayman) LP directly holds 11,680 shares of Redeemable Preferred Stock and Warrants exercisable for 128,480 shares of common stock; GSO Harrington Credit Alpha Fund (Cayman) L.P. directly holds 1,690 shares of Redeemable Preferred Stock and Warrants exercisable for 18,590 shares of common stock; GSO Energy Select Opportunities Fund AIV-5 LP directly holds 59,283 shares of Redeemable Preferred Stock and Warrants exercisable for 652,113 shares of common stock; GSO Energy Select Opportunities Fund AIV-6 LP directly holds 37,757 shares of Redeemable Preferred Stock and Warrants exercisable for 415,327 shares of common stock; GSO Energy Partners-A LP directly holds 18,840 shares of Redeemable Preferred Stock and Warrants exercisable for 207,240 shares of common stock; GSO Energy Partners-B LP directly holds 7,190 shares of Redeemable Preferred Stock and Warrants exercisable for 79,090 shares of common stock; GSO Energy Partners-C LP directly holds 11,630 shares of Redeemable Preferred Stock and Warrants exercisable for 127,930 shares of common stock; GSO Energy Partners-C II LP directly holds 7,270 shares of Redeemable Preferred Stock and Warrants exercisable for 79,970 shares of common stock; GSO Energy Partners-D LP directly holds 14,380 shares of Redeemable Preferred Stock and Warrants exercisable for 158,180 shares of common stock; GSO COF III AIV-6 LP directly holds 44,074 shares of Redeemable Preferred Stock and Warrants exercisable for 484,814 shares of common stock; and GSO COF III AIV-7 LP (collectively, with the other direct holders described in this paragraph, the “GSO Entities”) directly holds 27,596 shares of Redeemable Preferred Stock and Warrants exercisable for 303,556 shares of common stock.

GSO Capital Partners LP is the investment manager of GSO Aiguille des Grands Montets Fund II LP. GSO Advisor Holdings L.L.C. is the special limited partner of GSO Capital Partners LP with the investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C.

GSO Credit Alpha Associates LLC is the general partner of GSO Credit Alpha Trading (Cayman) LP. GSO Harrington Credit Alpha Associates L.L.C. is the general partner of GSO Harrington Credit Alpha Fund (Cayman) L.P. GSO Energy Select Opportunities Associates LLC is the general partner of each of GSO Energy Select Opportunities Fund AIV-5 LP and GSO Energy Select Opportunities Fund AIV-6 LP. GSO Energy Partners-A Associates LLC is the general partner of GSO Energy Partners-A LP. GSO Energy Partners-B Associates LLC is the general partner of GSO Energy Partners-B LP. GSO Energy Partners-C Associates LLC is the general partner of GSO Energy Partners-C LP. GSO Energy Partners-C Associates II LLC is the general partner of GSO Energy Partners-C II LP. GSO Energy Partners-D Associates LLC is the general partner of GSO Energy Partners-D LP. GSO Capital Opportunities Associates III LLC is the general partner of each of GSO COF III AIV-6 LP and GSO COF III AIV-7 LP. GSO Holdings I L.L.C. is the managing member of each of GSO Credit Alpha Associates LLC, GSO Harrington Credit Alpha Associates L.L.C., GSO Energy Select Opportunities Associates LLC, GSO Energy Partners-A Associates LLC, GSO Energy Partners-B Associates LLC, GSO Energy Partners-C Associates LLC, GSO Energy Partners-C Associates II LLC, GSO Energy Partners-D Associates LLC, and GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entities.

Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the securities held by the GSO Entities. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entities (other than the GSO Entities to the extent of their direct holdings).

Plan of Distribution

We are registering the shares of Redeemable Preferred Stock previously issued to the selling shareholders, shares of common stock that may be issued as payment of dividends on the Redeemable Preferred Stock, shares of common stock that may be issued upon redemption of the Redeemable Preferred Stock and shares of common stock that may be issued upon exercise of the Warrants to permit the resale of such shares by such holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other distribution of the Redeemable Preferred Stock, or shares of common stock that may be issued as payment of dividends on, or upon redemption of, the Redeemable Preferred Stock, by the selling shareholders pursuant to this prospectus, nor will we receive any proceeds from the selling shareholders upon exercise of the Warrants.

The selling shareholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales. The selling shareholders and certain of their successors, including certain transferees and assignees, may make sales of the shares of Redeemable Preferred Stock and common stock included in this prospectus from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, through underwriters, to dealers, or through agents, on any stock exchange on which the shares are listed or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, at privately negotiated prices or any other method permitted by law. Such sales may be effected by a variety of methods, including the following:

•	in market transactions or on any national securities exchange or quotation service or over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	in privately negotiated transactions;

•	through one or more underwriters on a firm commitment or best-efforts basis, including through overnight underwritten offerings or bought deals;

•	through the writing or settlement of options or other hedging transactions (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of certain short sales;

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the shares as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	transactions in which a broker-dealer may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares are then listed or to or through a market maker other than on that stock exchange;

•	through any combination of the foregoing; or

•	through any other method permitted by law.

The selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares of Redeemable Preferred Stock and common stock in the course of hedging the positions they assume. The selling shareholders also may sell shares short and deliver shares covered by this prospectus to close out the short positions or loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling shareholders may also directly make offers to sell some or all of the shares of Redeemable Preferred Stock and common stock included in this prospectus to, or solicit offers to purchase such shares from, purchasers from time to time.

If the selling shareholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In connection with those sales, underwriters may be deemed to have received compensation from the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for which they may act as agents. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents.

From time to time, the selling shareholders may sell the shares of Redeemable Preferred Stock and common stock included in this prospectus to one or more dealers acting as principals. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the shares to purchasers.

The selling shareholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the shares of Redeemable Preferred Stock and common stock included in this prospectus, or to sell such shares in ordinary brokerage transactions, on their behalf. Such broker-dealers may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

The selling shareholders or their respective underwriters, broker-dealers, or agents may make sales of the shares of common stock that are deemed to be an at-the-market offering as defined in Rule 415 of the Securities Act, which includes sales of such shares made directly on or through any stock exchange on which the shares are listed, the existing trading market for the shares, or in the over-the-counter market or otherwise.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of Redeemable Preferred Stock and common stock owned by them. In the event of default, the pledgees, secured parties or persons to whom the shares have been hypothecated will, to the extent registration rights are transferable and are transferred upon foreclosure, be deemed to be selling shareholders under this prospectus. The number of shares offered under this prospectus by a given selling shareholder will decrease as and when such events occur. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the shares offered under this prospectus may be used to cover short sales.

In addition to the transactions described above, the selling shareholders may sell the shares of Redeemable Preferred Stock and common stock included in this prospectus in compliance with available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling shareholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling shareholders may transfer, sell or dispose of the securities by other means not described in this prospectus.

The selling shareholders and any other persons participating in the sale or distribution of shares of Redeemable Preferred Stock and common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other such persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

To the extent required, the securities to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We have agreed, subject to the terms of the Registration Rights Agreement, to indemnify, in certain circumstances, the selling shareholders against certain liabilities to which they may become subject in connection with the sale of the shares of Redeemable Preferred Stock and common stock included in this prospectus, including liabilities arising under the Securities Act. Each of the selling shareholders has agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act. We have also agreed that if the indemnification described above is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such losses, as well as any other relevant equitable considerations, subject to certain limitations as described in the Registration Rights Agreement. We and the selling shareholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of the shares included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

We have agreed to pay the expenses of the registration of the shares of Redeemable Preferred Stock and common stock offered and sold by the selling shareholders under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and accountants, and to reimburse the selling shareholders for any legal fees and expenses reasonably incurred in connection with defending against certain liabilities. The selling shareholders will pay any underwriting discounts and commissions applicable to the shares sold by the selling shareholders.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters of a given offering. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through any stock exchange on which the shares are listed, the existing trading market for the shares, or in the over-the-counter market or otherwise.

Legal Matters

The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel.

Experts

The consolidated financial statements of Carrizo Oil & Gas, Inc. and its subsidiaries as of December 31, 2016 and 2015, and for each of years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in method of accounting for deferred tax assets and liabilities.

The combined statement of revenues and direct operating expenses of oil and gas property interests acquired by the Company from ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. for the year ended December 31, 2016, included in Exhibit 99.2 of the Company’s Current Report on Form 8-K filed on June 28, 2017, have been incorporated by reference herein in reliance upon the report of Johnson, Miller & Co., CPA’s PC, independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, L.P., independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, has been incorporated by reference into this prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. In addition, copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any other document subsequently filed with the SEC that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of this registration statement and until the termination of offerings under this prospectus, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2016;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017;

•	our current reports on Form 8-K filed on May 16, 2017, June 28, 2017, July 3, 2017, July 14, 2017, July 24, 2017, August 11, 2017 and October 25, 2017 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	the description of our capital stock in Exhibit 99.1 to our current report on Form 8-K filed on December 9, 2010, as we may update that description from time to time.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Unless otherwise stated in any prospectus supplement relating to an offering by selling shareholders, all expenses in connection with the offering described in this registration statement will be paid by us. Except for the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$44,160.15
Printing expenses	*
Accounting and engineers’ fees and expenses	*
Legal fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	$ *

*	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Organizations Code. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that constitutes a breach of duty of that director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Our bylaws provide for the indemnification of our executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

In addition, we have purchased directors’ and officers’ liability insurance policies for our directors and officers. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	that are available, were available or become available to us or which are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost involved.

Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.

Item 16. Exhibits

EXHIBIT NUMBER		DESCRIPTION

1.1**	—	Underwriting Agreement.

†3.1.1	—	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 000-29187-87)).

†3.1.2	—	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 25, 2008 (File No. 000-29187-87)).

†3.1.3	—	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2017 (File No. 000-29187087)).

†3.1.4	—	Statement of Resolutions Establishing Series of 8.875% Redeemable Preferred Stock of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 11, 2017 (File No. 000-29187-87)).

†3.2	—	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 19, 2015 (File No. 000-29187-87)).

†4.1	—	Form of certificate representing Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).

†4.2	—	Indenture among Carrizo Oil & Gas, Inc., the subsidiaries named therein and Wells Fargo Bank, National Association, as trustee, dated May 28, 2008 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 28, 2008 (File No. 000-29187-87)).

†4.3	—	First Supplemental Indenture dated May 28, 2008 between Carrizo Oil & Gas, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 28, 2008 (File No. 000-29187-87)).

†4.4	—	Second Supplemental Indenture dated May 14, 2009 among Carrizo Oil & Gas, Inc., the subsidiaries named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.21 to the Company’s Registration Statement on Form S-3 (Registration No. 333-159237)).

†4.5	—	Third Supplemental Indenture effective as of October 19, 2009 among Carrizo Oil & Gas, Inc., Pecos Pipeline LLC and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.19 to the Company’s Amendment No. 1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-159237)).

†4.6	—	Fourth Supplemental Indenture dated November 2, 2010 among Carrizo Oil & Gas, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 2, 2010 (File No. 000-29187-87)).

EXHIBIT NUMBER		DESCRIPTION

†4.7	—	Fifth Supplemental Indenture dated November 2, 2010 among Carrizo Oil & Gas, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on November 2, 2010 (File No. 000-29187-87)).

†4.8	—	Sixth Supplemental Indenture dated May 4, 2011 among Carrizo Oil & Gas, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 000-29187-87)).

†4.9	—	Seventh Supplemental Indenture dated May 4, 2011 among Carrizo Oil & Gas, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 000-29187-87)).

†4.10	—	Eighth Supplemental Indenture dated August 5, 2011 among Carrizo Oil & Gas, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 000-29187-87)).

†4.11	—	Ninth Supplemental Indenture dated August 5, 2011 among Carrizo Oil & Gas, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 000-29187-87)).

†4.12	—	Tenth Supplemental Indenture dated September 10, 2012 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, (incorporated herein by reference to Exhibit 4.2 to the Company Current Report on Form 8-K filed on September 13, 2012 (File No. 000-29187-87)).

†4.13	—	Eleventh Supplemental Indenture dated November 6, 2012 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 000-29187-87)).

†4.14	—	Twelfth Supplemental Indenture dated November 6, 2012 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 000-29187-87)).

†4.15	—	Thirteenth Supplemental Indenture dated November 6, 2012 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 000-29187-87)).

†4.16	—	Fourteenth Supplemental Indenture dated November 6, 2012 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 000-29187-87)).

†4.17	—	Fifteenth Supplemental Indenture dated October 30, 2014 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 30, 2014 (File No. 000-29187-87)).

†4.18	—	Sixteenth Supplemental Indenture dated April 28, 2015 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 28, 2015 (File No. 000-29187-87)).

EXHIBIT NUMBER		DESCRIPTION

†4.19	—	Seventeenth Supplemental Indenture dated May 20, 2015 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 22, 2015 (File No. 000-29187-87)).

†4.20	—	Eighteenth Supplemental Indenture dated May 20, 2015 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 22, 2015 (File No. 000-29187-87)).

†4.21	—	Nineteenth Supplemental Indenture dated May 20, 2015 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 22, 2015 (File No. 000-29187-87)).

†4.22	—	Twentieth Supplemental Indenture dated July 14, 2017 among Carrizo Oil & Gas, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 14, 2017 (File No. 000-29187-87)).

†4.23	—	Officer’s Certificate, dated November 17, 2011, establishing $200.0 million aggregate principal amount of 8.625% Senior Notes due 2018 (incorporated herein by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on November 17, 2011 (File No. 000-29187-87)).

†4.24	—	Officers’ Certificate dated February 23, 2015, establishing $300.0 million aggregate principal amount of 7.50% Senior Notes due 2020 (incorporated herein by reference to Exhibit 4.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 000-29187-87)).

5.1*	—	Opinion of Baker Botts L.L.P.

†10.1	—	Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, BNP Paribas, as administrative agent, Credit Agricole Corporate and Investment Bank and Royal Bank of Canada, as co-syndication agents, Capital One, N.A. and Compass Bank, as co-documentation agents, BNP Paribas Securities Corp. as sole lead arranger and sole bookrunner, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 2, 2011 (File No. 000-29187-87)).

†10.2	—	First Amendment, dated as of March 26, 2012, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, BNP Paribas as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 000-29187-87)).

†10.3	—	Second Amendment, dated as of September 4, 2012, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 5, 2012 (File No. 000-29187-87)).

†10.4	—	Third Amendment, dated as of September 27, 2012, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 000-29187-87)).

EXHIBIT NUMBER		DESCRIPTION

†10.5	—	Fourth Amendment, dated as of October 9, 2013, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 11, 2013 (File No. 000-29187-87)).

†10.6	—	Fifth Amendment, dated as of October 7, 2014, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 9, 2014 (File No. 000-29187-87)).

†10.7	—	Sixth Amendment, dated as of May 5, 2015, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 000-29187-87)).

†10.8	—	Seventh Amendment, dated as of October 30, 2015, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (File No. 000-29187-87)).

†10.9	—	Eighth Amendment, dated as of May 3, 2016, to Credit Agreement, dated as of January 27, 2011, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 4, 2016 (File No. 000-29187-87)).

12.1*	—	Computation of ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2016 and the six-month period ended June 30, 2017.

23.1*	—	Consent of KPMG LLP.

23.2*	—	Consent of Johnson, Miller & Co., CPA’s PC.

23.3*	—	Consent of Ryder Scott Company, L.P.

23.4*	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on signature pages).

†	Incorporated by reference as indicated.
*	Filed herewith.
**	We will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) any additional required opinions of counsel with respect to legality of the securities offered hereby or (iii) any required opinion of our counsel as to certain tax matters relative to the securities offered hereby.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on October 25, 2017.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name: David L. Pitts
Title: Vice President and Chief Financial Officer

Each person whose signature appears below appoints S.P. Johnson IV, David L. Pitts, Gerald A. Morton, and Gregory F. Conaway and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys in fact and agents, will full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 25, 2017.

SIGNATURE	TITLE

/s/ S.P. Johnson IV	President, Chief Executive Officer and Director
S.P. Johnson IV	(Principal Executive Officer)

/s/ David L. Pitts	Vice President and Chief Financial Officer
David L. Pitts	(Principal Financial Officer)

/s/ Gregory F. Conaway	Vice President and Chief Accounting Officer
Gregory F. Conaway	(Principal Accounting Officer)

/s/ Steven A. Webster	Chairman of the Board
Steven A. Webster

/s/ Thomas L. Carter, Jr.	Director
Thomas L. Carter, Jr.

/s/ Robert F. Fulton	Director
Robert F. Fulton

/s/ F. Gardner Parker	Director
F. Gardner Parker

/s/ Roger A. Ramsey	Director
Roger A. Ramsey

/s/ Frank A. Wojtek	Director
Frank A. Wojtek